SG Cowen Standby Tax Exempt Reserve Fund, Inc.
Securities Act File No.002-98681
Investment Company Act File No. 811-04344

Gentlemen:

     You have requested that, as counsel to SG Cowen Standby Tax Exempt Reserve Fund, Inc., (the "Fund"), I render an opinion in connection with the filing by the Fund of a notice required by Rule 24f-2 under the Investment Company Act of 1940 (the "Notice") for the fund's fiscal year ended September 30, 1999. The notice states that, during the fiscal year ended September 30, 1999, the fund had sales of $707,597,870 worth of its shares of common stock, $.01 par value per share (the "Shares"). The Notice also states that the aggregate public offering price of shares sold was $707,597,870 (including $5,078,985 worth of shares issued upon automatic reinvestment of dividends), and an aggregate of $769,350,348 worth of shares were redeemed during the fiscal year.
As stated in the Notice, all of the shares were sold in reliance upon registration under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940.

     I have examined the Fund's Articles of Incorporation, its By-Laws, resolutions adopted by its Board of Directors, and other records and documents that I have deemed necessary for the purpose of this opinion.
I have also examined certain other documents, papers, statutes and authorities as deemed necessary to form a basis for the opinion hereinafter expressed.

     On the basis of the foregoing, and assuming that all of the Shares were sold in accordance with the terms of the Fund's Prospectus in effect at the time of sale, I am of the opinion that the Shares were legally issued, fully paid and non-assessable by the Fund.

                                         Very truly yours,

                                         /s/ Rodd M. Baxter
                                         Rodd M. Baxter
                                         SG Cowen Asset Management
                                         Financial Square
                                         New York, New York 10005